UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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    Soliciting Material Pursuant to §240.14a-12

COACH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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516 West 34th Street
New York, NY 10001

September 28, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Coach, Inc., to be held at 9:00 a.m., Eastern time, on November 2, 2005 at the company's offices, 516 West 34th Street, New York, New York, 10001.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2005 Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2005 was another remarkable year for Coach. We once again surpassed our stated financial goals, as our market share continued to expand across all channels and geographies. Our performance reflected the broad-based strength of the Coach brand and the distinctiveness of our accessible luxury proposition, which continues to be embraced by our loyal consumer base. My colleagues and I look forward to reviewing the events of the year and discussing Coach's progress at the 2005 Annual Meeting.

It is important that your shares be represented at the 2005 Annual Meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person. Accordingly, please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support.

Sincerely,
LEW FRANKFORT Chairman and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2005 Annual Meeting of Stockholders of Coach, Inc. at the company's offices, 516 West 34th Street, New York, New York, 10001, on November 2, 2005, at 9:00 a.m., Eastern time, for the following purposes:

1.    To elect seven Directors of Coach, Inc.;

2.    To consider and vote upon a proposal to amend the Coach, Inc. Performance-Based Annual Incentive Plan; and

3.    To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on September 14, 2005 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,
CAROLE P. SADLER Senior Vice President, General Counsel and Secretary

New York, New York
September 28, 2005

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares are represented at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive shareholder materials electronically will remain in effect until canceled.

516 West 34th Street
New York, NY 10001

PROXY STATEMENT

Annual Meeting of Stockholders of Coach, Inc. to be held on
Wednesday, November 2, 2005

Note: All information presented in this proxy statement gives effect to a two-for-one split of Coach's common stock, effective as of April 4, 2005.

Some Questions You May Have Regarding This Proxy Statement

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Coach, Inc., a Maryland corporation. We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders, to be held at the company's offices, 516 West 34th Street, New York, NY 10001 on Wednesday, November 2, 2005 at 9:00 a.m. Eastern time. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to stockholders for the fiscal year ended July 2, 2005 is enclosed with this proxy statement. We are mailing this proxy statement and the enclosed form of proxy to our stockholders on or about September 28, 2005.

Q:	What proposals will be voted on at the meeting?

A:	There are two proposals to be considered and voted on at the meeting, which are:

1.	To elect seven Directors of Coach, Inc.; and

2.	To approve an amendment to the Coach, Inc. Performance-Based Annual Incentive Plan.

Our Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named on the enclosed proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

Q:	Does the Board of Directors recommend voting in favor of the proposals?

A:	Yes. Our Board unanimously recommends that you vote your shares "FOR" each of the proposals described above.

Q:	What shares can I vote?

A:	You may vote all of the shares of our common stock that you owned at the close of business on September 14, 2005, the record date.

Q:	What classes of shares are entitled to be voted?

A:	Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 14, 2005 record date. On the record date, Coach had 380,157,093 shares of common stock outstanding and entitled to be voted at the meeting.

Q:	What do I need to do now?

A:	Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person rather than signing and mailing in your proxy card. If you mail in your proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.

Q:	Do I need to attend the meeting?

A:	No. You can authorize your shares to be voted by completing, signing and dating your proxy card and returning it in the enclosed envelope.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What is the voting requirement to approve each of the proposals?

A:	The seven candidates for election as Directors at the meeting who receive the highest number of affirmative votes will be elected. There are no cumulative voting rights. Proposal 2, approval of the amendment to the Coach, Inc. Performance-Based Annual Incentive Plan, requires the affirmative vote of a majority of the votes cast on the proposal, provided that at least 50% in interest of all securities entitled to vote on the proposal cast votes.

Q:	What if I don't vote? What if I abstain? How are broker non-votes counted?

A:	If you return a properly executed proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the director nominees and in favor of each other proposal to be voted on at the meeting. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those "broker non-votes" will also be counted towards a quorum. If you return a properly executed proxy, and mark it to indicate that you withhold your vote as to a nominee, your vote will not affect the outcome of the election, but it will be counted toward determining whether a quorum is present at the meeting. For purposes of the vote on Proposal 2, approval of the amendment to the Coach, Inc. Performance-Based Annual Incentive Plan, abstentions and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote. If you do not respond, your vote will not be counted in the vote or in determining whether a quorum is present at the meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of Directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Who will count the votes?

A:	All votes will be tabulated by Mellon Investor Services, our transfer agent and the inspector of elections appointed for the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2006.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Coach or to third parties except as necessary to meet applicable legal requirements, or to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy card, which will be forwarded to Coach management, as appropriate.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of the proxies and other soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses.

Q:	Will there be access to the meeting room for persons with disabilities?

A:	Yes — Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2002 for information.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

Proposal 1: Election of Directors

Coach's Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Seven Directors will be elected at this year's Annual Meeting. Each Director's term lasts until the 2006 Annual Meeting of Stockholders and until he or she is succeeded by another qualified Director who has been elected. All of the nominees are currently members of Coach's Board of Directors. Sally Frame Kasaks, a current Director, is not standing for reelection at the 2005 Annual Meeting; concurrently with the Annual Meeting, the size of Coach's Board will be reduced to seven Directors.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 31, 2005.

Name:	Age	Position with Coach
Joseph Ellis	63	Director
Lew Frankfort	59	Chairman, Chief Executive Officer and Director
Gary Loveman	45	Director
Ivan Menezes	46	Director
Irene Miller	53	Director
Keith Monda	59	President, Chief Operating Officer and Director
Michael Murphy	68	Director

Joseph Ellis was elected to Coach's Board of Directors in September 2000. Mr. Ellis has served as an Advisory Director of Goldman, Sachs & Co. since May 1999, and served as a Limited Partner of Goldman, Sachs from 1994 to May 1999 and a General Partner from 1986 to 1994. Mr. Ellis served as senior retail-industry analyst from 1970 through 1994. Before joining Goldman, Sachs in 1970, Mr. Ellis was Vice President and Investment Analyst with The Bank of New York. Mr. Ellis is also a founder, and has served as Chairman since December 2001, of Blue Tulip LLC, a specialty store offering cards, paper products, invitations and gifts. Mr. Ellis also serves as a Director of Waterworks, Inc. and as a trustee of the RARE Center for Tropical Conservation. Mr. Ellis holds a Bachelor of Arts degree from Columbia University.

Lew Frankfort has been involved with the Coach business for more than 25 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach's Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and is a member of the Board of Overseers at Columbia Business School. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an MBA in Marketing from Columbia University.

Gary Loveman was elected to Coach's Board of Directors in January 2002. Mr. Loveman has served as Chairman of Harrah's Entertainment, Inc. since January 2005 and as its Chief Executive Officer and President since January 2003; he had served as President of Harrah's since April 2001 and as Chief Operating Officer of Harrah's since May 1998. He was a member of the three-executive Office of the President of Harrah's from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching MBA and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman also serves as a Director of Harrah's. He holds a Bachelor of Arts degree in Economics from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Ivan Menezes was elected to Coach's Board of Directors in February 2005. Mr. Menezes has served as President and Chief Executive Officer of Diageo North America since January 2004, after having served as its President and Chief Operation Officer from July 2002, and as President of Diageo, Venture Markets since July 2000. Since joining Diageo in 1997 he has held various progressively senior management positions, including the position of President and Chief Operating Officer. Before joining Diageo, he held senior marketing positions with Whirlpool Europe in Milan and was a principal with Booz Allen Hamilton, Inc., both in Chicago and in London. Mr. Menezes holds an MBA from Northwestern University's Kellogg School of Management.

Irene Miller was elected to Coach's Board of Directors in May 2001. Ms. Miller is Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., the world's largest bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller also serves as a Director of Barnes & Noble, Inc., Inditex, S.A. and The Body Shop International PLC. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University.

Keith Monda was appointed Executive Vice President and Chief Operating Officer of Coach in June 1998 and President of Coach in February 2002. He has served as a member of Coach's Board of Directors since June 1, 2000, the date of incorporation. Prior to joining Coach, Mr. Monda served as Senior Vice President, Finance & Administration and Chief Financial Officer of Timberland Company from December 1993 until May 1996, and was promoted to, and held the position of, Senior Vice President, Operations from May 1996 until January 1998. From May 1990 to December 1993, Mr. Monda served as Executive Vice President, Finance and Administration of J. Crew, Inc. Mr. Monda holds Bachelor of Science and Master of Arts degrees from Ohio State University.

Michael Murphy was elected to Coach's Board of Directors in September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Civic Federation, Big Shoulders Fund, Metropolitan Pier and Exposition Authority, Chicago Cultural Center Foundation, GATX Corporation, Payless ShoeSource, Inc. and CNH Global N.V. He is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in Business Administration from Boston College and an MBA degree from the Harvard Business School.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTOR.

VOTE REQUIRED

Election of each Director requires the affirmative vote of a plurality of the shares of common stock present or represented by proxy and voted at the meeting.

Proposal 2: Amendment of the Coach, Inc. Performance-Based Annual Incentive Plan

On June 23, 2000, our Board of Directors adopted the Coach, Inc. Performance-Based Annual Incentive Plan (the "Annual Plan"). The Annual Plan was approved by Coach's stockholders on November 7, 2001. On August 11, 2005, our Board of Directors amended the Annual Plan to increase the maximum annual award for any individual under the Annual Plan to $6,000,000. For the purpose of approving the terms of the Annual Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), at the Annual Meeting, Coach's stockholders are being asked to approve this amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COACH, INC. PERFORMANCE-BASED ANNUAL INCENTIVE PLAN AND THE $6,000,000 ANNUAL AWARD LIMIT UNDER THE PLAN.

VOTE REQUIRED

The approval of the amendment to the Annual Plan requires the affirmative vote of a majority of the votes cast at the meeting and requires that at least 50% of the shares of common stock outstanding as of the record date are voted in favor of the amendment.

DESCRIPTION OF THE ANNUAL PLAN

General.    The Annual Plan is intended to provide Coach's senior management with annual incentive compensation that is dependent on the achievement of pre-established and objective performance goals, such as return on investment and cash flow. As of July 2, 2005, approximately 300 employees were eligible to participate in the Annual Plan.

Administration.    The Human Resources and Governance Committee of Coach's Board of Directors (the "Committee") administers the Annual Plan. In the case of awards intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Committee consists solely of two or more "outside Directors". Under the proposed amendment to the Annual Plan, each participant is eligible to receive a predetermined annual award established by the Committee, which under the amended Annual Plan may not exceed $6,000,000, if the performance goals have been satisfied.

Tax Matters.    The Annual Plan is designed to ensure that annual bonuses paid under the plan to our executives are deductible by us without limit under Section 162(m) of the Code, which places a limit of $1,000,000 on the amount of compensation that we may deduct in any taxable year with respect to each "covered employee" within the meaning of Section 162(m). However, certain performance-based compensation is not subject to the deduction limit. The Annual Plan is designed to provide this type of performance-based compensation to Coach's executives.

Bonuses paid to Coach's executives under the Annual Plan are based upon formulas that tie the awards to one or more objective performance standards. Bonus targets for Coach's executives will be adopted in each performance period by the Committee no later than the latest time permitted by Section 162(m) of the Internal Revenue Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). No bonuses will be paid to executives unless and until the Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Internal Revenue Code and, although the Committee may in its sole discretion reduce a bonus payable to an executive, the Committee has no discretion to increase the amount of any executive's bonus under the Annual Plan.

Reasons for Amendment of the Annual Plan.    The Board believes the Annual Plan, as amended, provides incentives for superior work and motivates Coach's executives toward ever higher levels of achievement and exceptional business results. The Board also believes the Annual Plan firmly ties Coach's executives' goals and interests to those of Coach and our stockholders, and that the amendment to increase the maximum bonus limit will enable us to attract and retain highly qualified senior executives. Payment of bonuses under the Annual Plan also provides for their deductibility under Section 162(m) of the Code.

To date, bonuses paid under the Annual Plan have not exceeded the maximum of $2,000,000 previously permitted by the plan. In August 2005, Coach extended the employment agreements of three of its top executives, as described below under "Executive Compensation—Employment Agreements." Because of these extended agreements, Reed Krakoff and Lew Frankfort will be eligible beginning in fiscal 2006 to receive Annual Plan bonuses of $2,000,000 or greater if the company meets or exceeds certain preset performance goals; approving the amendment to the Annual Plan will ensure that these bonuses remain deductible to Coach under Section 162(m). Coach does not expect bonuses paid under the Annual Plan in the near future to exceed this level for other executives or to approach $6,000,000 for any executive. However, if Coach's Board of Directors determines that it is in Coach's best interest to attract and/or retain talent warranting potential bonuses of these levels, increasing the maximum under the Annual Plan will allow us to do so more cost-effectively by making these bonuses deductible.

INCORPORATION BY REFERENCE

The foregoing is only a summary of the Annual Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A.

Matters Relating to Coach's Independent Auditors

Appointment of Auditors; Attendance at Meeting.    The Audit Committee of Coach's Board of Directors has selected Deloitte & Touche LLP to audit Coach's financial statements for the fiscal year ending July 1, 2006. Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Fees For Audit and Other Services.    The aggregate fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended July 3, 2004 and July 2, 2005 were approximately as follows:

	Fiscal 2004	Fiscal 2005
(1) Audit Fees	$623,500	$1,488,500
(2) Audit-Related Fees	238,000	50,000
(3) Tax Fees	138,400	277,000

(1)	Audit fees include the fees paid for the audit of Coach's annual financial statements and management's report on internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings.

(2)	Audit-related fees include fees for the audits of employee benefit plans, audits required by debt or other contractual agreements, consultation on accounting and internal control matters related to the implementation of requirements under the Sarbanes-Oxley Act of 2002.

(3)	Tax fees include fees for tax planning and consulting, tax compliance and preparation of tax returns.

Audit Committee Pre-Approval Policy.    It is the policy of the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent auditors on an individual basis. All of the services described in lines (1) through (3) above were pre-approved by Coach's Audit Committee on an engagement-by-engagement basis.

Financial Information Systems Design and Implementation.    There were no professional services rendered by Deloitte & Touche LLP in fiscal 2004 or fiscal 2005 relating to financial information systems design and implementation.

The Audit Committee of Coach's Board of Directors considered the services listed above to be compatible with maintaining Deloitte & Touche LLP's independence.

Meetings and Committees of the Board

The Board of Directors held six meetings during fiscal year 2005. In addition to meetings of the full Board, Directors also attended meetings of Board committees. All of the Directors attended at least 75% of the meetings of the Board and Board committees on which he or she served held during the fiscal year. The Board of Directors has an Audit Committee and a Human Resources and Governance Committee. All of our outside directors are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Name	Audit	Human Resources and Governance
Joseph Ellis		X
Lew Frankfort
Sally Frame Kasaks***	X	X
Gary Loveman	X	X
Ivan Menezes	X	X
Irene Miller**	X	X*
Keith Monda
Michael Murphy	X*	X

*	Chair

**	Lead Outside Director

***	Ms. Kasaks has chosen not to stand for reelection at the 2005 Annual Meeting

All quarterly meetings of our Board of Directors and Board committees include an executive session of our independent directors without members of management present; the Chair of our Human Resources and Governance Committee, who also serves as our Lead Outside Director, presides over executive sessions of the Board of Directors. Our outside directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each annual meeting of the Company's stockholders, but has not adopted a policy with respect to such attendance. All of Coach's then-current directors attended the annual meeting held in 2004.

The Board of Directors and each committee of the Board of Directors conducts an annual self-evaluation, the results of which are discussed with the Board and Committee members once completed.

Audit Committee.    Coach's Audit Committee is comprised solely of independent Directors and met eight times during fiscal year 2005. The Audit Committee reviews Coach's auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and third-party internal auditors and for pre-approving audit and non-audit services rendered by the independent accountants. In addition, the committee reviews Coach's accounting principles and financial reporting, as well as the independence of Coach's independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach's independent accountants and internal auditors;

•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;

•	meets independently with Coach's internal auditors, its independent accountants and senior management;

•	reviews the general scope of Coach's accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and

•	reviews with Coach's Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach's public filings and the procedures followed to prepare for such certifications.

Coach's Board of Directors, in its business judgment, determined that all members of the Audit Committee were "independent" as required by the New York Stock Exchange and that all were "financially literate" under the rules of the exchange. The Board has determined that Michael Murphy is an "audit committee financial expert" under federal securities laws. The Committee operates pursuant to a charter approved by the Board of Directors in September 2000 and revised in May 2004. A copy of the current charter is attached to this proxy statement as Appendix B and is available to security holders on Coach's web site, www.coach.com, through the Corporate Governance page. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter.

Human Resources and Governance Committee.    Coach's Human Resources and Governance Committee, comprised of Directors who are not members of management, met four times during fiscal year 2005. Coach's Board of Directors, in its business judgment, determined that all members of the Human Resources and Governance Committee were "independent" as required by the New York Stock Exchange. The Committee operates pursuant to a charter approved by the Board of Directors in May 2004. A copy of the current charter is available to security holders on Coach's web site, www.coach.com, through the Corporate Governance page. The Human Resources and Governance Committee determines, approves and reports to the Board of Directors on all elements of compensation for Coach's executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans. It also makes all decisions relating to Coach's corporate governance and recommends candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. In evaluating a candidate, the Human Resources and Governance Committee considers such relevant factors as it deems appropriate, including business skills and experiences, prominence and reputation in their profession, strength of character, career specialization, relevant technical skills, diversity, the extent to which a candidate would fill a present need on the Board and the ability of a candidate to devote the time and effort necessary to fulfill his or her responsibilities as a Director. There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, practical wisdom and mature judgment and who are committed to representing the long-term interest of the stockholders.

The Human Resources and Governance Committee evaluates all candidates in the same manner, regardless of the source of such nomination, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach's proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, NY 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board as part of the charter of the Human Resources and Governance Committee in May 2004.

Compensation Committee Interlocks and Insider Participation

Coach's Human Resources and Governance Committee makes all compensation decisions regarding the executive officers. None of Coach's executive officers serve on the compensation committee or board of directors of any other company of which any of the members of the Human Resources and Governance Committee or the Board of Directors is an executive officer.

Code of Ethics

Coach has adopted a code of ethics, the Coach Global Business Integrity Program. The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require every officer and employee at or above the level of Manager to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including an anonymous toll-free telephone hotline. The Program meets the definition of "code of ethics" under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page. We will provide to any person without charge, upon request, a copy of our Program guide. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Director Compensation

Directors who are Coach employees receive no compensation for their services as Directors. Coach's outside Directors (i.e., Directors who are not Coach employees) receive an annual retainer of $30,000 and an annual grant of options to purchase 15,000 shares of Coach common stock. Coach's Lead Outside Director receives an additional $70,000 annually and its Chair of the Audit Committee receives an additional $30,000 for serving in these capacities. In addition, upon joining Coach's Board, each new outside Director receives a grant of options to purchase 15,000 shares of Coach common stock. The exercise price of these options equals the fair market value of Coach common stock on the date of grant. In addition, Coach's outside Directors may elect to defer part or all of their annual cash retainer under Coach's 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account. There are no service contracts in existence or proposed between Coach and any of its outside Directors.

Audit Committee Report

The Audit Committee is responsible for overseeing Coach's accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach's internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach's independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach's systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

The Audit Committee reviewed and discussed the audited financial statements with management and Coach's independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach's accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards (SAS) No. 61, as amended (Communications with Audit Committees), by the Auditing Standards Board of the American Institute of Certified Public Accountants. Coach's independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), by the Independence Standards Board, and the Audit Committee has discussed with the independent auditors their firm's independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach's Annual Report on Form 10-K for the fiscal year ended July 2, 2005 that has been filed with the Securities and Exchange Commission.

Audit Committee Michael Murphy, Chair Sally Frame Kasaks Gary Loveman Ivan Menezes Irene Miller

Coach Stock Ownership by Certain Beneficial Owners and Management

The table below presents information, as of August 31, 2005, with respect to the beneficial ownership of Coach's common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our chief executive officer and the four other most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers as of July 2, 2005, and all current Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, "beneficial ownership" includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach's Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach's common stock. The amounts ultimately realized by the Directors and executives will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights, but are credited with dividend equivalents, if any.

Beneficial Owner	Shares owned	Percent of Class
FMR Corp. (1)	25,085,604	6.60%
Lew Frankfort (2)	8,642,395	2.24%
Reed Krakoff (3)	1,206,193	*
Keith Monda (4)	2,495,207	*
Michael Tucci (5)	381,071	*
Michael F. Devine, III (6)	350,019	*
Joseph Ellis (7)	208,851	*
Sally Frame Kasaks (8)	161,111	*
Gary Loveman (9)	118,276	*
Ivan Menezes (10)	34,320	*
Irene Miller (11)	165,982	*
Michael Murphy (12)	260,000	*
All Directors and Officers as a Group (13 people) (13)	14,925,470	3.84%

*	Less than 1%.

(1)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2005. Includes 24,605,502 shares beneficially owned by Fidelity Management & Research Company, 444,970 shares beneficially owned by Fidelity Management Trust Company, 29,200 shares beneficially owned by Fidelity International Limited, and 5,932 shares beneficially owned by Strategic Advisors, Inc. The address of FMR Corp., Fidelity Management & Research Company, Fidelity Management Trust Company, and Strategic Advisors, Inc. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Fidelity International Limited is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(2)	Includes 5,092,384 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options.

(3)	Includes 1,051,545 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options.

(4)	Includes 461,668 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options.

(5)	Includes 275,772 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options.

(6)	Includes 195,494 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options.

(7)	Includes 190,000 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options and 763 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(8)	Includes 160,000 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options and 1,111 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(9)	Includes 110,000 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options and 8,276 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(10)	Includes 30,000 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options and 320 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(11)	Includes 157,982 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options.

(12)	Includes 199,972 shares of common stock that may be purchased within 60 days of August 31, 2005 pursuant to the exercise of options.

(13)	Includes 8,438,907 shares subject to options exercisable within 60 days of August 31, 2005 and 10,470 stock equivalents held by our executive officers and Directors.

Executive Compensation

The following table sets forth compensation information for Coach's chief executive officer and the four next most highly compensated executive officers for the fiscal years ended July 2, 2005, July 3, 2004 and June 28, 2003. All information set forth in this table reflects compensation paid to these individuals for services performed for the Coach business during the fiscal years ended July 2, 2005, July 3, 2004 and June 28, 2003.

Summary Compensation Table

						Long-Term Compensation Awards(1)
Name and Position:	Fiscal Year	Annual Compensation				Restricted Stock Awards(2)	Number of Securities Underlying Options	All Other Compensation
		Salary	Bonus	Other Annual Compensation
Lew Frankfort	2005	$826,833	$1,240,250	$351,795	(3)	$799,240	4,562,732	$—
Chairman and Chief	2004	813,583	1,220,375	327,039	(3)	2,886,132	8,685,672	—
Executive Officer	2003	775,000	1,162,500	249,449	(3)	932,000	6,032,660	—
Reed Krakoff	2005	1,208,333	2,260,417	345,822	(4)	603,200	800,000	—
President, Executive	2004	1,010,417	1,760,417	237,888	(4)	2,476,999	1,851,546	—
Creative Director	2003	845,833	4,345,833	322,849	(4)	698,850	800,000	—
Keith Monda	2005	591,667	814,335	129,426	(5)	403,390	1,274,417	—
President and Chief	2004	551,667	760,347	117,120	(5)	1,443,066	2,673,286	—
Operating Officer	2003	526,667	719,533	71,642	(5)	465,900	1,420,752	—
Michael Tucci	2005	595,333	595,333	110,479	(6)	150,800	325,772	—
President, North	2004	568,333	568,333	52,983	(6)	150,000	397,106	—
America Retail Division	2003	268,774	368,774	359,530	(6)	666,600	500,000	—
Michael F. Devine, III	2005	446,667	335,000	74,557	(7)	—	312,878	—
Senior Vice President	2004	426,667	320,000	67,239	(7)	—	293,738	—
and Chief Financial Officer	2003	408,333	245,000	26,632	(7)	—	200,000	—

(1)	All figures reflect two-for-one splits of Coach's common stock that occurred on July 3, 2002, October 1, 2003 and April 4, 2005.

(2)	For fiscal year 2005, reflects service-based restricted stock units granted as follows (all values are as of the date of grant): to Lew Frankfort, 42,400 units at a value of $18.85 per share; to Reed Krakoff, 32,000 units at a value of $18.85 per share; to Keith Monda, 21,400 units at a value of $18.85 per share; and to Michael Tucci, 8,000 units at a value of $18.85 per share. For fiscal year 2004, reflects service-based restricted stock units granted as follows (all values are as of the date of grant): to Lew Frankfort, 166,752 units at a value of $12.49 per share and 62,400 units at a value of $12.88 per share; to Reed Krakoff, 150,076 units at a value of $12.49 per share and 46,800 units at a value of $12.88 per share; to Keith Monda, 83,376 units at a value of $12.49 per share and 31,200 units at a value of $12.88 per share; and to Michael Tucci, 8,024 units at a value of $18.70 per share. For fiscal year 2003, reflects service-based restricted stock units granted as follows (all values are as of the date of grant): to Lew Frankfort, 160,000 units at a value of $5.83 per share; to Reed Krakoff, 120,000 units at a value of $5.83 per share; to Keith Monda, 80,000 units at a value of $5.83 per share; and to Michael Tucci, 80,000 units at a value of $8.34 per share.

(3)	Includes matching and profit-sharing contributions under the Coach, Inc. Saving and Profit Sharing Plan and the Coach, Inc. Supplemental Retirement Plan (together, the "Retirement Plans") of $245,665 during fiscal year 2005, $237,130 during fiscal year 2004 and $206,000 during fiscal year 2003. Also includes: payment by Coach for life insurance of $45,973 in 2005, $36,423 in 2004, and $43,449 in 2003; payment by Coach for tax planning services of $15,090 in 2005 and $27,703 in 2004; and automobile payments by Coach of $45,067 in 2005 and $25,783 in 2004.

(4)	Includes matching and profit-sharing contributions under the Retirement Plans of $223,125 during fiscal year 2005, $111,375 during fiscal year 2004 and $300,250 during fiscal year 2003. Also includes: payment by Coach for life insurance of $40,076 in 2005, $29,301 in 2004 and $22,599 in 2003; and automobile payments by Coach of $82,621 in 2005 and $97,212 in 2004.

(5)	Includes matching and profit-sharing contributions under the Retirement Plans of $81,120 during fiscal year 2005, $76,272 during fiscal year 2004 and $61,200 during fiscal year 2003. Also includes: payment by Coach for life insurance of $48,306 in 2005, $10,872 in 2004 and $10,442 in 2003; and automobile payments by Coach of $29,976 in 2004.

(6)	Includes matching and profit-sharing contributions under the Retirement Plans of $69,820 during fiscal year 2005 and $17,160 during fiscal year 2004. Also includes: payment by Coach for relocation expenses of $3,057 in 2005 and $359,530 in 2003; payment by Coach for life insurance of $5,156 in 2005 and $4,849 in 2004; and automobile payments by Coach of $32,446 in 2005 and $30,974 in 2004.

(7)	Includes matching and profit-sharing contributions under the Retirement Plans of $46,000 during fiscal year 2005, $40,300 during fiscal year 2004 and $23,625 during fiscal year 2003. Also includes: payment by Coach for life insurance of $4,117 in 2005, $2,939 in 2004 and $3,007 in 2003; and automobile payments by Coach of $24,440 in 2005 and $24,000 in 2004.

The following table shows all grants of options to acquire shares of Coach common stock made to the executive officers of Coach named above in the Summary Compensation Table during the fiscal year ended July 2, 2005.

Option Grants in Fiscal 2005

Name	Number of Securities Underlying the Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
						5%	10%
Lew Frankfort	840,000	(3)	5.63%	$18.85	August 2014	$9,957,918	$25,235,318
	78,854	(4)	0.53	28.03	August 2005	73,682	147,364
	78,160	(4)	0.52	27.71	August 2005	72,204	144,409
	166,418	(4)	1.11	28.03	August 2006	396,532	808,614
	61,326	(4)	0.41	27.71	August 2006	144,466	294,596
	238,572	(4)	1.60	28.03	August 2007	931,265	1,943,898
	74,862	(4)	0.50	27.46	August 2007	386,222	597,453
	193,960	(4)	1.30	27.71	August 2007	748,528	1,562,457
	33,796	(4)	0.23	28.03	January 2008	153,900	324,091
	81,182	(4)	0.54	27.46	January 2008	362,095	762,516
	159,530	(4)	1.07	28.03	August 2008	877,461	1,877,044
	93,120	(4)	0.62	28.03	August 2009	668,315	1,466,261
	109,720	(4)	0.74	27.71	August 2009	778,513	1,708,033
	900,876	(4)	6.04	27.71	October 2010	8,092,846	18,258,300
	175,766	(4)	1.18	28.03	October 2010	1,597,089	3,603,198
	303,730	(4)	2.03	27.34	August 2011	3,195,388	7,388,462
	514,808	(4)	3.45	28.03	August 2011	5,552,648	12,838,981
	242,750	(4)	1.63	27.46	August 2012	3,025,976	7,189,176
	215,302	(4)	1.44	27.71	August 2012	2,708,996	6,436,088
Reed Krakoff	800,000	(3)	5.36	18.85	August 2014	9,483,731	24,033,636

Name	Number of Securities Underlying the Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
						5%	10%
Keith Monda	255,000	(3)	1.71	18.85	August 2014	1,956,830	4,560,246
	156,961	(4)	1.05	29.75	August 2008	803,615	1,701,015
	72,864	(4)	0.49	29.75	August 2009	500,089	1,085,375
	358,808	(4)	2.40	29.75	October 2010	3,176,240	7,089,961
	276,925	(4)	1.86	29.75	August 2011	2,893,888	6,599,770
	153,859	(4)	1.03	29.75	August 2012	1,917,096	4,491,232
Michael Tucci	225,000	(3)	1.51	18.85	August 2014	2,667,299	6,759,460
	100,772	(4)	0.68	27.91	January 2013	1,326,319	3,170,587
Michael F. Devine, III	120,000	(3)	0.80	18.85	August 2014	1,422,560	3,605,045
	101,448	(4)	0.68	29.36	December 2011	1,112,608	2,561,569
	64,814	(4)	0.43	24.46	August 2012	719,667	1,709,799
	26,329	(4)	0.18	29.36	August 2012	323,690	758,317
	289	(4)	0.11	29.45	August 2012	3,565	8,351

(1)	Exercise price equals 100% of the fair market value of the common stock on the date of grant. Each option expires 10 years after the grant date, other than restoration stock options described in more detail in footnote (4) below. The options generally become exercisable in three equal annual installments, on the first three anniversary dates of the date of grant. No option may be exercised until the expiration of one year from the date of grant, other than restoration stock options, which may be exercised six months from the date of grant. In the event of a change in control of Coach, all options would become immediately exercisable.

(2)	Potential realizable values are net of exercise price, but before deduction of taxes and fees associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the Securities and Exchange Commission. These growth rates are not intended to forecast future appreciation, if any, of the price of Coach common stock.

(3)	Represents annual option grants made to executives for fiscal year 2005.

(4)	Represents restoration stock options, which are granted when an executive exercises an existing option by surrendering Coach common stock. The grant of a restoration stock option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. These options become exercisable six months after the date of the grant and expire on the expiration date of the existing option that is exercised and replaced by the restoration stock option. Beginning in fiscal year 2004, Coach has eliminated the restoration stock option feature from new option grants (other than restoration stock options resulting from pre-2004 grants); see "Human Resources and Governance Committee Report on Executive Compensation" below.

The following table shows aggregate exercises of options to purchase Coach common stock made during the fiscal year ended July 2, 2005 by the executive officers of Coach named above in the Summary Compensation Table.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lew Frankfort	4,863,108	$48,178,700	4,096,065	2,975,555	$29,194,830	$60,367,822
Reed Krakoff	800,000	10,632,327	251,546	2,399,996	3,386,880	47,027,899
Keith Monda	1,282,854	15,342,299	113,334	2,095,527	2,343,180	25,827,345
Michael Tucci	270,336	4,513,968	97,106	692,436	1,133,285	12,213,824
Michael F. Devine, III	483,058	7,771,424	35,496	421,394	322,765	6,354,678

(1)	Options are "in-the-money" at fiscal year-end if the market value of the underlying Coach securities on that date exceeds the exercise price of the options. The amounts set forth represent the difference between the closing price of Coach common stock of $33.55 per share on the New York Stock Exchange on July 1, 2005 (the last business day of the fiscal year) and the option exercise price payable for those shares.

Employment Agreements

On June 1, 2003, Coach entered into five-year Employment Agreements with Lew Frankfort, Reed Krakoff and Keith Monda. On August 22, 2005, we entered into extensions of these agreements for an additional three-year period. These agreements were designed to retain Coach's top management through at least August 2011, while tying management's compensation to company performance through the use of stock options and restricted stock units. The agreements and the extensions were approved by the Human Resources and Governance Committee of Coach's Board of Directors.

Mr. Frankfort's agreement, as extended, provides for a current base salary of $1,000,000 per year, with a maximum bonus pursuant to Coach's Performance-Based Annual Incentive Plan (described under "Plan Information" below) currently equal to 200% of his annual base salary. Pursuant to the agreement, on July 1, 2003, Mr. Frankfort received a grant of options to purchase 888,888 shares of Coach common stock at an exercise price of $12.49 per share; subject generally to Mr. Frankfort's continued employment with us, 266,664 of these options will vest on July 1, 2007, and 622,224 will vest on July 1, 2008. These options will expire on July 1, 2013. On July 1, 2003, Mr. Frankfort also received a grant of 166,752 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Frankfort remains employed by us; 50,024 of these units will vest on July 1, 2007, and 116,728 will vest on July 1, 2008. Pursuant to his extension, on August 22, 2005, Mr. Frankfort received a grant of options to purchase 532,717 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Frankfort's continued employment with us, 133,180 of these options will vest on August 22, 2009, 133,180 will vest on August 22, 2010, and 266,357 will vest on August 22, 2011. These options will expire on August 22, 2015.

Mr. Krakoff's agreement provides for a current base salary of $2,000,000 per year, with a maximum bonus pursuant to Coach's Performance-Based Annual Incentive Plan currently equal to 150% of his annual base salary. Mr. Krakoff received a cash bonus of $2,750,000 on the date of the agreement and is entitled to receive additional cash bonuses of $750,000 on each of July 1, 2004 and July 1, 2005, $2,500,000 on July 1, 2006, $1,500,000 on each of July 1, 2007 and July 1, 2008, $1,095,000 on each of July 1, 2009 and July 1, 2010 and $2,190,000 on July 1, 2011. He will be eligible to receive additional bonuses of up to $1,500,000 in fiscal year 2007, $2,500,000 in fiscal year 2008, $1,867,500 in each of fiscal years 2009 and 2010 and $3,735,000 in fiscal year 2011 based on Coach's attaining pre-set financial or other operating criteria determined by the Human Resources and Governance Committee in its discretion in accordance with Section 162(m) of the United States Internal Revenue Code of 1986 (the "Code"). If Mr. Krakoff leaves his employment with Coach before June 1, 2006, he would be required to repay a pro-rated portion of his initial $2,750,000 bonus. Pursuant to the agreement, on July 1, 2003, Mr. Krakoff received a grant of options to purchase 800,000 shares of Coach common stock at an exercise price of $12.49 per share; subject generally to Mr. Krakoff's continued employment with us, 200,000 of these options will vest on July 1, 2006, 200,000 will vest on July 1, 2007 and 400,000 will vest on July 1, 2008. These options will expire on July 1,

2013. Pursuant to his extension, on August 22, 2005, Mr. Krakoff received a grant of options to purchase 1,686,581 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Krakoff's continued employment with us, 421,646 of these options will vest on August 22, 2009, 421,646 will vest on August 22, 2010 and 843,289 will vest on August 22, 2011. These options will expire on August 22, 2015. On July 1, 2003, Mr. Krakoff also received a grant of 150,076 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Krakoff remains employed by us; 37,520 of these units will vest on July 1, 2006, 37,520 will vest on July 1, 2007 and 75,036 will vest on July 1, 2008.

Mr. Monda's agreement provides for a current base salary of $750,000 per year, with a maximum bonus pursuant to Coach's Performance-Based Annual Incentive Plan currently equal to 150% of his annual base salary. Pursuant to the agreement, on July 1, 2003, Mr. Monda received a grant of options to purchase 444,444 shares of Coach common stock at an exercise price of $12.49 per share; subject generally to Mr. Monda's continued employment with us, 66,668 of these options will vest on July 1, 2006, 66,668 will vest on July 1, 2007 and 311,108 will vest on July 1, 2008. These options will expire on July 1, 2013. Pursuant to his extension, on August 22, 2005, Mr. Monda received a grant of options to purchase 532,717 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Monda's continued employment with us, 133,180 of these options will vest on August 22, 2009, 133,180 will vest on August 22, 2010, and 266,357 will vest on August 22, 2011. These options will expire on August 22, 2015. On July 1, 2003, Mr. Monda also received a grant of 41,688 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Monda remains employed by us; 6,254 of these units will vest on July 1, 2006, 6,254 will vest on July 1, 2007, and 29,180 will vest on July 1, 2008.

If an executive's employment agreement is terminated by Coach without Cause (as defined in the agreements), or by the executive for Good Reason (as defined in the agreements), then the executive will be entitled to receive severance payments equal to 12 months' (for Mr. Krakoff), 18 months' (for Mr. Monda) or 24 months' (for Mr. Frankfort) annual base salary plus Target Bonus (as defined in the agreements), as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the Agreements, payable in equal monthly installments over a period of 12 months (for Mr. Krakoff), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort). In addition, if the executive's employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of the company, then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if the executive's employment is terminated without Cause or for Good Reason, Coach will continue to provide the executive with specified health and welfare benefits for 12 months (for Mr. Krakoff), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) after the executive's termination.

The agreements contain covenants that prohibit the executives from competing with the business of Coach, soliciting Coach's employees, vendors or wholesale customers, disclosing Coach's confidential information or violating Coach's intellectual property rights during their employment with us and for a period of 12 months (for Mr. Krakoff), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) afterward. If an executive violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that the executive realized during a period of 12 months (for Mr. Krakoff), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period.

Plan Information

2000 Stock Incentive Plan.    Coach's 2000 Stock Incentive Plan, originally approved by Coach's Board of Directors in June 2000 and by Coach's stockholders in November 2001, provides for the issuance of up to

59,206,336 shares of common stock pursuant to the grant of both "nonqualified stock options" and "incentive stock options," as defined in the 2000 Stock Incentive Plan, and stock awards to employees. As of August 31, 2005:

•	options to purchase 35,916,973 shares of common stock were outstanding (of which 1,950,289 are options that were granted in substitution for Sara Lee options and do not reduce the total number of options that may be granted under the plan), with a weighted average exercise price of $20.22 per share;

•	1,613,606 unvested restricted stock units were outstanding; and

•	2,224,340 shares were available for future grants. This excludes shares that may be withheld or sold upon issuance to pay all or a portion of the exercise price or tax withholding obligations in connection with an exercise of stock options, which do not reduce the number of shares available for issuance under the plan.

The options generally vest in equal installments on each of the first three anniversaries of the date of grant. Options granted under Mr. Frankfort's, Mr. Krakoff's and Mr. Monda's employment agreements have longer vesting periods to provide for longer retention, as described under "Employment Agreements" above.

Outside Director Stock Plan.    Coach's 2000 Non-Employee Director Stock Plan, approved by the Board of Directors in June 2000 and by Coach's stockholders in November 2001, provided (before its termination), for the issuance of up to 1,586,426 shares of common stock pursuant to the grant of both nonqualified stock options and stock awards to our outside Directors. As of August 31, 2005, options to purchase 787,954 shares of common stock were outstanding, with a weighted average exercise price of $8.65 per share, and no options were available for future grant. The options generally vest six months after the date of grant. Beginning in fiscal 2005, Coach's outside directors currently participate in the 2004 Stock Incentive Plan; the Non-Employee Director Stock Plan will be phased out, and no new options or other awards will be issued under this plan.

2004 Stock Incentive Plan.    Coach's 2004 Stock Incentive Plan, originally approved by Coach's Board of Directors in August 2004 and by Coach's stockholders in November 2004, provides for the issuance of up to 20,000,000 shares of common stock pursuant to the grant of both "nonqualified stock options" and "incentive stock options," as defined in the 2004 Stock Incentive Plan, and stock awards to employees. As of August 31, 2005:

•	options to purchase 180,000 shares of common stock were outstanding, with a weighted average exercise price of $24.00 per share;

•	no unvested restricted stock units were outstanding; and

•	19,820,000 shares were available for future grants.

Options granted to Coach employees generally vest in equal installments on each of the first three anniversaries of the date of grant; options granted to outside directors generally vest six months after the date of grant.

Annual Incentive Plan.    Coach's Performance-Based Annual Incentive Plan was approved by the Board of Directors in June 2000 and by Coach's stockholders in November 2001. The Annual Incentive Plan is intended to provide Coach senior management with annual incentive compensation that is tied to the achievement of pre-established and objective performance goals, such as earnings per share and cash flow. The Human Resources and Governance Committee, each member of which is an "outside director" within the meaning of Section 162(m) of the Code, administers the Annual Incentive Plan. Under the Annual Incentive Plan, as amended, each participant is eligible to receive a predetermined annual award established by the Human Resources and Governance Committee, which award may not exceed $6.0 million, if the objective performance goals have been satisfied.

Employee Stock Purchase Plan.    Coach's 2001 Employee Stock Purchase Plan, approved by the Board of Directors in September 2001 and by Coach's stockholders in November 2001, provides for the issuance of up to 2,400,000 shares of common stock to employees. The plan is intended to be an "employee stock purchase plan" as described in Section 423 of the Code. The plan is administered by the Human Resources and Governance Committee. As of August 31, 2005, approximately 1,669,691 shares of common stock were available for future purchases under the plan.

The Employee Stock Purchase Plan permits eligible employee participants to purchase our common stock through payroll deductions at a price per share which is equal to the lesser of 85% of the fair market value of the common stock on the first or the last day of an offering period. The plan provides for two offering periods each calendar year. The first is June 1 through November 30, and the second is December 1 through May 31. On the last day of each offering period, each participant's accrued payroll deductions are automatically applied to the purchase of common stock.

All employees are eligible to participate in the Employee Stock Purchase Plan, except for any employee whose customary employment is for less than 20 hours per week or for not more than 5 months during a calendar year and any employee who owns stock representing 5% or more of the total combined voting power or value of all classes of our stock or the stock of our subsidiaries. In any calendar year, no participant may purchase shares of common stock under the plan with an aggregate fair market value (generally determined as of the beginning of the plan year) in excess of $25,000.

Coach, Inc. Savings and Profit Sharing Plan and Supplemental Retirement Plan.    Coach maintains a tax-qualified 401(k) savings and profit sharing plan, the Coach, Inc. Savings and Profit Sharing Plan (the "Savings Plan"). Employees may elect to participate in the plan after completing one year of service. For employees defined as "highly compensated" under the Code, Coach matches 50% of employee contributions up to 6% of compensation deferred. Matching contributions vest at a rate of 20% per year, starting on first anniversary of the "highly compensated" employee's start date of service. For employees defined as "non-highly compensated" under the Code, Coach matches 100% of employee contributions up to 3% of compensation deferred, plus 50% of employee contributions up to an additional 2% of compensation deferred. Matching contributions are fully vested for "non-highly compensated" employees. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the fifth anniversary of the start date of the employee's service. For employees whose matching contributions and/or discretionary profit sharing contributions in the Savings Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Coach, Inc. Supplemental Retirement Plan (the "Supplemental Retirement Plan"). Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings Plan and 3% of such employee's total compensation for the applicable year.

For fiscal year 2005, Coach contributed a total of approximately $2,738,876 in matching contributions and approximately $6,395,773 in discretionary profit-sharing contributions into the Savings Plan and the Supplemental Retirement Plan. The discretionary profit sharing amount represented 3% of compensation for all eligible employees at or above the level of Director and 6% of compensation for all eligible employees below the level of Director; employees with at least 10 years of service at Coach as of July 1, 2001 received double their contribution percentage if they had reached age 35 by that date or triple their percentage if they had reached age 40 by that date.

Pension Plans.    Coach sponsors a noncontributory defined benefit plan, the Coach, Inc. Supplemental Pension Plan, for employees who are subject to certain collective bargaining arrangements. In addition, prior to the split-off of Coach from the Sara Lee Corporation, certain Coach employees actively participated in Sara Lee's Pension and Retirement Plan.

Performance Graph

The following graph compares the cumulative total stockholder return (assuming investment of dividends) of Coach's common stock with the cumulative total return of the S&P 500 Stock Index and the "peer group" companies listed below over the period from October 4, 2000, the date of Coach's initial public offering on the New York Stock Exchange, through July 1, 2005, the last trading day of Coach's most recent fiscal year. Coach's "peer group," as determined by management, consists of:

•	Ann Taylor Stores Corporation;

•	Kenneth Cole Productions, Inc.;

•	Polo Ralph Lauren Corporation;

•	Tiffany & Co.;

•	The Talbots, Inc.; and

•	Williams-Sonoma, Inc.

The graph assumes that $100 was invested on October 4, 2000 at the per share closing price in each of Coach's common stock, the S&P 500 Stock Index and a "Peer Composite" index compiled by us tracking the peer group companies listed above, and that all dividends were reinvested. The stock performance shown in the graph is included in response to the SEC's requirements and is not intended to forecast or be indicative of future performance.

	10/4/2000	12/29/2000	3/30/2001	6/29/2001	9/28/2001	12/31/2001	3/28/2002	6/28/2002	9/30/2002	12/31/2002	3/31/2003	6/30/2003	9/30/2003	12/31/2003	3/31/2004	7/2/2004	9/30/2004	12/31/2004	3/31/2005	7/1/2005
Coach, Inc.	100.00	180.00	181.00	238.00	166.00	244.00	317.00	343.50	320.00	411.50	479.50	622.00	682.50	944.00	1,025.00	1,152.50	1,060.50	1,410.00	1,416.00	1,677.50
Peer Composite	100.00	100.71	99.70	111.38	69.02	107.31	117.54	120.50	95.99	100.19	95.71	116.66	125.1277	143.3166	152.3527	150.2006	141.8237	146.6726	151.3027	158.3983
S&P 500 Index	100.00	92.33	81.16	85.64	72.86	80.32	80.26	69.30	57.11	61.64	59.41	68.22	69.73948	77.87481	78.8368	78.78596	78.04451	84.86621	82.67848	83.64898

Human Resources and Governance Committee Report on Executive Compensation

Pursuant to rules designed to enhance disclosure of Coach's policies toward executive compensation and corporate governance, set forth below is a report prepared by Coach's Human Resources and Governance Committee addressing Coach's compensation and corporate governance policies for the fiscal year ended July 2, 2005 as they affected Coach's executive officers:

The Committee.    The Human Resources and Governance Committee is comprised of directors who are not members of Coach's management. Our responsibilities as a committee include the approval and oversight of the administration of the compensation and benefit programs for Coach's named executive officers whose compensation is shown in this proxy statement, as well as all other senior executives within Coach's Operating Group. The Committee reviews and approves the short-term and long-term incentive compensation programs, including performance goals, as well as significant changes in the design of employee benefits programs. To assist us in this process, we engage and use the services of independent executive compensation and benefits consulting firms. We also conduct an annual review of the Board and Committees, including the use of peer assessments, as well as an evaluation of the Chief Executive Officer. The Committee also makes all decisions relating to Coach's corporate governance and recommends candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. In 2004, the Committee elected to the Board an additional Director, Ivan Menezes, CEO of Diageo North America.

Guiding Compensation Principles.    Coach's executive compensation program is designed to:

•	support the attainment of Coach's long and short-term strategic and financial objectives;

•	align executives' interests with our stockholders';

•	reward executives for continuous improvement in earnings per share and growth in stockholder value;

•	be competitive in comparison with Coach's peer companies;

•	encourage ownership of Coach's stock by our executives; and

•	be performance-based, with variable pay constituting a significant portion of total compensation.

Types of Compensation.    Coach's executive compensation program consists of two main types of compensation:

•	Annual compensation includes base salary and annual incentives. The amounts of any annual incentives paid are based upon the degree to which specific financial objectives are accomplished.

•	Long-term compensation includes stock options and restricted stock units. The value of stock options and restricted stock units depends significantly upon the future value of Coach's stock.

Peer Group.    The companies used by Coach for compensation comparisons consist of a select group of high-end specialty store retailers and luxury accessory brands. Many of these companies are represented in the Peer Composite index shown under the "Performance Graph" above. This peer group is used for comparisons of all components of the compensation package. We also utilize data from executive compensation surveys conducted by outside consultants, as needed.

Annual Compensation — Base Salary.    We determine the appropriateness of executives' salaries by considering the responsibilities of their positions, the skills and experience required for the job, their individual performance, business performance, labor market conditions and by reference to the median salary levels paid by the peer group. Salary increases are considered annually and are based on both financial and non-financial results achieved by Coach and the executive during the preceding fiscal year. Actual decisions to adjust salaries on an annual or other basis will be contingent on market conditions, business and individual employee performance and subject to Committee review and approval.

Annual Compensation — Incentives.    The annual incentive for each executive officer is an amount which is based upon the achievement of objective performance goals, set at the beginning of each fiscal year, such as earnings per share, net income/operating profit, net sales, return on investment and operating cash flow. Maximum awards are established as a percent of salary, which if earned, would result in competitive pay for competitive performance.

Long-Term Compensation — Equity Awards.    Under the Coach, Inc. 2000 Stock Incentive Plan and the Coach 2004 Stock Incentive Plan, we will annually consider for review and approval awards to Coach's key executives in the form of stock options and/or restricted stock units. These awards provide a strong incentive for the executives to maximize long-term stockholder value and assist in the retention of executives.

Long-Term Compensation — Stock Options.    All stock options have an option price equal to the market value of Coach's stock on the grant date. The maximum term of each grant is typically ten years. The terms and conditions may vary based upon the country in which an employee lives, as a result of local tax or legal requirements. We establish grant guidelines for each executive level that are designed to deliver a total compensation package that is competitive with our peer companies as the basis for making individual awards. The size of each award reflects the recipient's position, past performance and anticipated level of future contribution.

Long-Term Compensation — Restricted Stock Units.    Our Stock Incentive Plans also provide for grants of restricted stock units. These restricted stock units may typically be earned three years after their grant date, based either solely upon the participant's continued service with Coach or upon continued service and the achievement of objective performance goals set at the time of the grant. In fiscal year 2005, restricted stock units were granted to a limited number of executives and managers to further enhance retention programs in effect and to support leadership continuity in strategic roles.

Stock Ownership.    We believe it is important to align executives' interests with those of our stockholders. Coach's key executives have a substantial portion of their incentive pay based upon Coach's stock performance. Because we believe that our executives should have a meaningful stake in Coach, we have suggested levels of stock ownership for about 40 of Coach's key executives at the level of Vice President and above. Executive ownership reflects shares owned and shares which are deferred in Coach's savings and deferred compensation programs. Restricted shares and unexercised stock options are not considered in calculating ownership.

Historically, to assist and encourage ownership, Coach had used restoration stock options as a feature within its stock option program. Restoration stock options encourage executives to own shares of Coach's stock for purposes of exercising their stock options. Restoration stock options were granted when executives used shares they had held for at least six months as payment of the purchase price upon exercise of their stock options. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options' exercise price is equal to the market value of Coach's common stock on the date the restoration stock option is granted.

In anticipation of the expensing of stock options in fiscal year 2006, and because the estimated expense associated with the restoration stock option program would have a significant impact on earnings per share, Coach and the Committee eliminated the restoration stock option feature from option grants (other than restoration stock options resulting from pre-2004 grants) beginning in fiscal year 2004 for that year's and all future grants.

Chief Executive Officer's Compensation.    During fiscal year 2005, Lew Frankfort received a base salary of $826,833. This salary was set in advance by the Committee based upon Coach's performance during fiscal year 2004 and an analysis of compensation for comparable executives.

Mr. Frankfort's base salary of $826,833 for fiscal year 2005 was slightly below the market rate for an executive in his role at comparable companies. His maximum bonus opportunity of 150% of his base salary brought his cash compensation to between the 50th and 75th percentiles of his peer group. As a result of the exceptional performance of Coach's stock, the value of Mr. Frankfort's stock options and restricted stock awards brought his total compensation, cash plus long-term incentives, to slightly below the 90th percentile.

We set specific financial performance goals for Mr. Frankfort at the beginning of fiscal year 2005 for annual incentive purposes. Mr. Frankfort's maximum incentive targets, conditioned upon Coach attaining pre-set goals in five measures of company performance, were as follows:

Measure of Company Performance	Maximum Bonus for Meeting Target, as a percentage of base salary
Diluted EPS	70%
Net Income	15%
Net Sales	15%
Return on Investment	19.5%
Operating Cash Flow	30.5%

Based upon our assessment of Mr. Frankfort's and Coach's performance during fiscal year 2005, in which all of the above targets were achieved, he earned total annual incentive payments of $1,240,250, representing 150% of his fiscal year 2005 base salary. This amount was the maximum award possible under the Performance-Based Annual Incentive Plan. Mr. Frankfort's bonus opportunity for fiscal year 2006 will again be based on Coach's attainment of pre-determined financial performance targets.

On August 11, 2004, Mr. Frankfort was granted a stock option to purchase 840,000 shares of Coach common stock at $18.85 per share, which was the fair market value on that date (split adjusted). This grant was subject to Coach's normal three-year vesting schedule. In addition, Mr. Frankfort also received a grant of 42,400 restricted stock units on that date. These restricted stock units will vest and be issued to Mr. Frankfort as shares of Coach common stock on August 11, 2007.

Tax Deductibility of Compensation.    The Code contains a provision that limits the tax deductibility of certain compensation paid to named executive officers. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our executives that is tax deductible to Coach under Section 162(m) of the Code. However, we periodically make exceptions to this, and we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Coach.

Summary.    We believe the compensation programs of Coach are strategically integrated with Coach's business plan and are properly aligned with stockholders' interests. The programs over the past year have placed increased emphasis upon the retention of exceptional managers and rewarding them appropriately for exceptional results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Coach competes for talent. Coach will continue to emphasize performance and equity-based incentive plans that reward increased stockholders' returns.

Human Resources and Governance Committee Irene Miller, Chair Joseph Ellis Sally Frame Kasaks Gary Loveman Ivan Menezes Michael Murphy

Certain Relationships and Related Transactions

Relationship with Fidelity Management Trust Company.    Fidelity Management Trust Company acts as the trustee for the Coach, Inc. Savings and Profit Sharing Plan, described above under "Executive Compensation — Plan Information — Coach, Inc. Savings and Profit Sharing Plan." Commencing in fiscal year 2006, Fidelity will also act as administrator for the Coach, Inc. Employee Stock Purchase Plan, described above under "Executive Compensation — Plan Information — Employee Stock Purchase Plan." In exchange for these services, Fidelity received fees in fiscal 2005 at its normal rates totaling approximately $132,000 per annum. Fidelity, together with its affiliates, was the beneficial owner of approximately 6.6% of Coach's common stock outstanding as of July 2, 2005.

Employment of Family Member of Mr. Monda.    Coach employs the daughter-in-law of Keith Monda, our President and Chief Operating Officer, as a Manager of Customer Development. Ms. Monda receives a base salary of $85,000, with a bonus opportunity and other employment benefits that are standard for Coach's employees at the Manager level.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Coach's executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach's review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2004, except that as a result of certain administrative errors, Form 4s reporting one Employee Stock Purchase Plan purchase were filed late on behalf of three executives (Mr. Devine, Ms. Schulaner and Mr. Tucci), Form 4s reporting one regular annual option grant were filed late on behalf of each of the seven executive officers, and one Form 4 reporting a stock sale was filed late on behalf of Mr. Monda.

Communicating With The Board

Coach has adopted a policy which permits stockholders to contact the Board of Directors. To report complaints or concerns about Coach's accounting, internal accounting controls, auditing or legal matters directly to Coach's Board of Directors and/or Audit Committee, stockholders may call 1-866-262-2461, which is manned by an independent service taking confidential messages on behalf of Coach. Complaints or concerns relating to Coach's accounting, internal accounting controls or auditing matters will be referred to Coach's Audit Committee. Other legal or ethical concerns will be referred to the Lead Outside Director of Coach's Board, who is the chairman of the Human Resources and Governance Committee. The status of all outstanding concerns addressed to the Lead Outside Director or the Audit Committee Chair will be reported to the directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach's web site, www.coach.com, through the Corporate Governance page.

Stockholder Proposals for the 2005 Annual Meeting

Coach's Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach's principal executive offices, not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year's annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2006 Annual Meeting must be received by the Secretary after the close of business on May 31, 2006, and prior to the close of business on June 30, 2006. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach's Secretary, Carole Sadler, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach's 2005 proxy statement, we must receive it on or before May 31, 2006. Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach's Bylaws. A copy of the Bylaws may be obtained from Carole Sadler, Coach's Secretary, by written request to the same address.

Other Business

Coach's Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

Coach's Form 10-K

A copy of Coach's Annual Report on Form 10-K for the fiscal year ended July 2, 2005, as filed with the Securities and Exchange Commission, will be sent to any stockholder, without charge, upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission's website, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Coach's officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing; these costs are expected to total approximately $250,000. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

COACH, INC.
PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

ARTICLE I - PURPOSE OF THE PLAN

The purpose of the Coach, Inc. Performance-Based Annual Incentive Plan is to advance the interests of Coach, Inc. and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

ARTICLE II - DEFINITIONS

Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

a.    "Board" means the Board of Directors of Coach, Inc.

b.    "Committee" means the Compensation and Employee Benefits Committee of the Board of Directors, a subcommittee thereof, or such other committee as may be appointed by the Board of Directors. The Committee shall be comprised of two (2) or more non-employee members of the Board of Directors who shall qualify to administer the Plan as "disinterested directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as "outside directors" under Section 162(m) of the Code.

c.    "Corporation" means Coach, Inc., or any entity that is directly or indirectly controlled by Coach, Inc.

d.    "Plan" means the Coach, Inc. Performance-Based Annual Incentive Plan, as may be amended and restated from time to time.

e.    "Participant" means (i) a "covered employee" as defined in Section 162(m) of the Code and the regulations promulgated thereunder, who has been selected by the Committee as a participant in the Plan during a Performance Period and (ii) each other employee who has been selected by the Committee as a participant in the Plan during a Performance Period.

f.    "Performance Award" means an award granted pursuant to the terms of Article IV of this Plan.

g.    "Performance Goal" means the performance goal and payout schedules established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period which relates to one or more of the following performance measures of the Corporation and/or its affiliates: cash flow, net income, pre-tax income, net revenue, EBITDA, operating income, diluted earnings per share, earnings per share, gross margin, return on sales, return on equity, return on investment, cost reductions or savings, funds from operations, and/or appreciation in the fair market value of the Corporation's stock.

h.    "Performance Period" means the Corporation's fiscal year, or such other period as designated by the Committee.

ARTICLE III - PLAN ADMINISTRATION

The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding on all Participants.

ARTICLE IV - PERFORMANCE AWARDS

For each Performance Period, the Committee shall determine the amount of a Participant's Performance Award as follows:

a.    General - Each Participant shall be eligible to receive a Performance Award if the Participant's Performance Goal for the Performance Period has been achieved. The maximum amount of a Participant's Performance Award, expressed as a percentage of base salary, shall be set by the Committee prior to each Performance Period; provided, however, that in no event shall a Participant's Performance Award exceed six million dollars ($6,000,000). The actual amount of a Participant's Performance Award may be reduced or eliminated by the Committee as set forth in paragraph (b) below.

b.    Reduction or Elimination of Performance Award - The Performance Award for each Participant may be reduced or eliminated by the Committee in its sole discretion; provided, however, that under no circumstances may the amount of any Performance Award to any Participant be increased. In determining whether a Performance Award will be reduced or eliminated, the Committee shall consider any extraordinary changes which may occur during the Performance Period, such as changes in accounting practices or applicable law, extraordinary items of gain or loss, discontinued operations, restructuring costs, sales or dispositions of assets and acquisitions, and shall consider such individual or business performance criteria that it deems appropriate, including, but not limited to, the Corporation's cash flow, net income, pre-tax income, net revenue, EBITDA, operating income, diluted earnings per share, earnings per share, gross margin, return on sales, return on equity, return on investment, cost reductions or savings, funds from operations, appreciation in the fair market value of the Corporation's stock, and other relevant operating and strategic business results applicable to an individual Participant. Once the Committee has determined the amount of a Participant's Performance award pursuant this Article IV, and upon the certification required under Article V, the Committee shall grant the Participant's Performance Award pursuant to such terms and procedures as the Committee shall adopt under Article III.

ARTICLE V - PAYMENT OF PERFORMANCE AWARDS

Subject to any stockholder approval required by law, payment of any Performance Award to a Participant for any Performance Period shall be made in cash after written certification by the Committee that the Performance Goal for the Performance Period was achieved, and any other material terms of the Performance Award were satisfied. Any Performance Award may be deferred pursuant to the terms and conditions of the Coach, Inc. Executive Deferred Compensation Plan or a successor thereto.

ARTICLE VI - PLAN AMENDMENT AND TERMINATION

The Committee may amend or terminate the Plan by resolution at any time as it shall deem advisable, subject to any stockholder approval required by law, provided that the Committee may not amend the Plan to change the method for determining Performance Awards or the individual award limit under Article IV without the approval of the majority of votes cast by stockholders in a separate vote. No amendment may impair the rights of a Participant to any Performance Award already granted with respect to any Performance Period.

ARTICLE VII - MISCELLANEOUS PROVISIONS

a.    Employment Rights - The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

b.    Committee's Decision Final - Any interpretation of the Plan and any decision on any matter pertaining to the Plan which is made by the Committee in its discretion in good faith shall be binding on all persons.

c.    Gender and Number - Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form.

d.    Governing Law - Except to the extent superseded by the laws of the United States, the laws of the State of New York, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

e.    Interests Not Transferable - Any interests of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

f.    Severability - In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

g.    Withholding - The Corporation will withhold from any amounts payable under this Plan all federal, state, foreign, city and local taxes as shall be legally required.

h.    Effect on Other Plans or Agreements - Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

ARTICLE VIII - EFFECTIVE DATE

This Plan is effective as of June 29, 2000, as approved by Sara Lee Corporation as the sole shareholder of the Corporation. The Plan shall automatically terminate as of the first meeting of shareholders on and after the first anniversary of the date on which the Corporation first issues equity securities of the Corporation that are required to be registered under Article II of the Securities Exchange Act of 1934, as amended, unless resubmitted to and approved by shareholders on or prior to that date.

*        *        *

IN WITNESS WHEREOF, pursuant to resolutions of its Board of Directors dated August 11, 2005, Coach, Inc. has caused this Plan document to be signed by its duly authorized officer this 11th day of August, 2005.

COACH, INC.

By:
Carole P. Sadler, Secretary

Appendix B

COACH, INC.

Audit Committee Charter

1.    Composition of the Audit Committee.    The Audit Committee shall consist of at least three Directors who (a) are neither officers nor employees of the Corporation or any subsidiary thereof; (b) have no relationship to the Corporation that may interfere with the exercise of their independence from management or the Corporation; (c) shall not accept, directly or indirectly, any consulting, advisory or other compensatory fees (other than fees for serving as a director or committee member/chairperson) from the Corporation, and (d) otherwise satisfy the applicable requirements under the published rules of the New York Stock Exchange, Inc. and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"), as such requirements are interpreted by the Board of Directors in its business judgment. At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the regulations of the Securities and Exchange Commission (the "SEC").

2.    Purposes of the Audit Committee.    The purposes of the Audit Committee are to assist or represent the Board of Directors:

(a)	in its oversight of the Corporation's accounting and financial reporting principles and policies and internal audit controls and procedures;

(b)	in its oversight of the Corporation's financial statements and the internal and independent audits thereof;

(c)	in selecting the outside auditors (whether or not subject to ratification by the stockholders), determining compensation paid, overseeing, evaluating and, where deemed appropriate, replacing the outside auditors;

(d)	by selecting the internal auditors, evaluating and, where deemed appropriate, replacing the internal auditors;

(e)	in evaluating the independence and qualifications of the outside auditors; and;

(f)	perform the duties set forth in Section 3 below.

The primary function of the Audit Committee is the appointment, compensation and oversight of the Corporation's outside auditors. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation's financial statements. Management and the person/firm performing the internal audit function are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, except to the extent required by applicable law or the published requirements of the New York Stock Exchange, Inc. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely, to the maximum extent permitted under applicable law, on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

The outside auditors and the internal auditors for the Corporation are ultimately accountable to the Audit Committee. The Audit Committee has the ultimate authority and responsibility, on behalf of the Board of Directors, to select, evaluate and, where appropriate, replace the outside auditors (whether or not subject to ratification by the stockholders) and the internal auditors.

The outside auditors shall submit to the Corporation annually a formal written statement describing:

(a)	the firm's internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and

(c)	(to assess the auditors' independence) delineating all relationships between the outside auditors and the Corporation (a "Statement as to Independence"), addressing at least the matters set forth in Independence Standards Board Standard No.1.

3.    Duties and Powers of the Audit Committee.     The Audit Committee shall have the following duties and powers:

(a)	to select annually the independent public accountants (whether or not subject to ratification by the stockholders) as the outside auditors to audit the books, records and accounts of the Corporation and its subsidiaries with respect to each of their fiscal years (the "Annual Audit");

(b)	to discuss the scope of the prospective Annual Audit and review the proposed fees to be paid therefor with the outside auditors;

(c)	to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of such Statement), to discuss with the outside auditors any relationships or services disclosed in such Statement that may have an impact on the objectivity and independence of the Corporation's outside auditors and to take appropriate action in response to such Statement to satisfy itself of the outside auditors' independence;

(d)	to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and the Audit Committee;

(e)	to appoint, evaluate and replace the person/firm who has direct responsibility for the internal audit function of the Corporation;

(f)	to advise the person/firm responsible for the internal audit function that they are expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the person/firm responsible for the internal audit function and management's responses thereto;

(g)	to advise management, the person/firm responsible for the internal audit function and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

(h)	to review compliance by management of the Corporation with the existing major accounting and financial policies of the Corporation;

(i)	to review, at least annually, the reserves established for contingent liabilities of the Corporation and its subsidiaries;

(j)	to consider any reports or communications (and the response thereto of management's and/or the person/firm responsible for the internal audit function) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as amended or supplemented;

(k)	to review with management and the outside auditors, the audited financial statements (including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations") to be included in the Corporation's Annual Report on Form 10-K prior to its filing and to review, without the presence of management employees of the Corporation, (i) the results of the Annual Audit with the outside auditors, (ii) the performance, competence and cooperation of the financial officers and staff of the corporate office and operating companies of the Corporation, respectively, and (iii) the adequacy of the Corporation's internal audit function;

(l)	to review with a representative of management and the outside auditors the Corporation's (i) internal financial results to be included in the Corporation's quarterly reports on Form 10-Q prior to the filing of the reports and (ii) quarterly and year-end earnings announcements prior to their release, including general policies and types of information and presentation for financial information and earnings guidance provided to analysts and rating agencies. The Chairperson of the Committee, or one or more members of the Committee, may represent the entire Audit Committee for purposes of this review;

(m)	to review with the person/firm responsible for the internal audit function (or other appropriate employee) (i) the results of audits performed by the internal audit function during the immediately preceding fiscal year, (ii) the independence from management of the Corporation of the internal audit function to determine audit scopes and (iii) the overall performance of the person/firm responsible for the internal audit function;

(n)	following the completion of the reviews described above, to meet separately with the internal auditors, outside auditors and the management of the Corporation for the purpose of discussing and clarifying issues and questions raised by the internal or outside auditors with respect to the Annual Audit, and to report the Audit Committee's findings with respect thereto to the Board of Directors within 60 days after the completion of such meetings;

(o)	to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the procedures set forth in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(p)	to be available from time to time to receive, or at the discretion of the Chairman of the Audit Committee to meet with respect to, reports, suggestions, questions or recommendations from the outside auditors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the person/firm responsible for the internal audit function or the General Counsel of the Corporation (or other appropriate officers or employees), respectively, relating to the responsibilities and functions of the Audit Committee;

(q)	to review, at least annually, management's procedures and policies to implement and maintain adequate and effective internal accounting controls in the Corporation and review management's programs to assure compliance with the accounting and financial recordkeeping provisions under the Exchange Act and other federal and state laws;

(r)	to prepare any report, including any recommendation of the Audit Committee, required by the rules of the SEC to be prepared by the Audit Committee and included in the Corporation's annual proxy statement;

(s)	to review this Charter at least annually and recommend any changes to the Board of Directors;

(t)	to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;

(u)	to resolve disputes between the outside auditors and management regarding financial reporting;

(v)	to establish procedures for (A) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (B) the confidential, anonymous submission to the Audit Committee by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(w)	to consult with management regarding the promotion of ethical business behavior and the legal and regulatory compliance of the Corporation;

(x)	to discuss with management policies with respect to risk assessment and risk management;

(y)	to set clear hiring policies for employees or former employees of the Corporation's independent auditors; and

(z)	to perform a self-evaluation of the Audit Committee's performance at least annually and report the findings of such evaluation to the Board of Directors.

The Audit Committee may form, and delegate these duties and powers to, subcommittees of one or more members where appropriate.

4.    Meetings of the Audit Committee.    The Audit Committee shall meet as often as is necessary to carry out the duties and powers referred to herein. Meetings of the Audit Committee shall be held in accordance with the Bylaws of the Corporation.

5.    Authority of Audit Committee.    The Audit Committee shall have the authority, and access to the necessary funding and other resources, appropriate to discharge its responsibilities, including, without limitation, the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts, consultants or advisors. The Audit Committee shall have the authority to determine fees and other the terms of engagement and the extent of funding necessary for payment of compensation to any advisors retained.

Adopted:	September 12, 2000
Last Amended:	May 3, 2004

PROXY

The undersigned hereby appoints Lew Frankfort or Keith Monda, or either of them, with full power of substitution in each of them, as proxies and attorneys-in-fact for the undersigned and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2005 Annual Meeting of Stockholders of the Company to be held November 2, 2005 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. on November 2, 2005 at the Company's offices, 516 W. 34th Street, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2005 Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxies submitted previously with respect to such meetings.

Please mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Coach account online.

Access your Coach stockholder account online via Investor ServiceDirect® (ISD). [Not available for shares held in the Coach, Inc. Savings and Profit Sharing Plan.]

Mellon Investor Services LLC, agent for Coach, now makes it easy and convenient to get current information on your stockholder account.

- View account status
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- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
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Visit us on the web at http://www.melloninvestor.com/ISD

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments ☐

PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2.

ITEM 1. ELECTION OF DIRECTORS — FOR ☐ — WITHHELD FOR ALL ☐

Nominees

01 Joseph Ellis
02 Lew Frankfort
03 Sally Frame Kasaks
04 Gary Loveman
05 Ivan Menezes
06 Irene Miller
07 Keith Monda
08 Michael Murphy

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

____

ITEM 2. AMENDMENT OF THE COACH, INC. PERFORMANCE-BASED ANNUAL INCENTIVE PLAN — FOR ☐ — AGAINST ☐ — ABSTAIN ☐

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box. — WILL ATTEND ☐

Please disregard if you have previously provided your consent decision.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature ____________________ Signature ____________________ Date __________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ Detach here from proxy voting card ▲